Exhibit 99.1

              Whole Foods Market Announces Second Quarter Results

          Sales Increase 24% and Diluted EPS Increase 32% to $0.54;
               Record-High 17.1% Comparable Store Sales Growth;
                  Company Raises 2004 Sales and EPS Guidance

    The Company will host a conference call today to discuss this earnings announcement at 4:00 p.m. CDT. The dial in number is 1-800-795-1259 and the conference ID is 'Whole Foods.'  A replay will be available for approximately
     48 hours at 1-402-220-2988. A simultaneous audio webcast will also be available at www.wholefoodsmarket.com. The audio webcast will be archived for thirty days.


    AUSTIN, Texas, May 4 /PRNewswire-FirstCall/ -- Whole Foods Market, Inc. (Nasdaq: WFMI) today reported sales and earnings for the second quarter ended April 11, 2004. Sales for the 12-week quarter increased 24% to $902 million from $725 million in the prior year. This increase was driven by 7% weighted average year-over-year square footage growth and comparable store sales growth of 17.1%. Sales in identical stores (excluding one relocated store and one major store expansion) increased 17.0% for the quarter.

    The Company's historical average comparable store sales growth is as follows:

      Last Ten   Last Five  Last Three   Last Four   Last Two
       Years       Years      Years      Quarters    Quarters
     FY94-FY03   FY99-FY03  FY01-FY03    3Q03-2Q04   FY04 YTD
        8.5%       8.8%       9.3%         12.4%       15.8%


    The Company has historically produced comparable store sales growth well above the supermarket industry average and has shown accelerating trends over the last ten years as natural and organic products have entered the mainstream consciousness, as the Company's execution has improved and as its brand equity has increased. The Company attributes its record-breaking 17.1% comparable store sales growth in the second quarter to these factors as well as to: (1) a below-average 7.0% comparable store sales increase in the prior year which was due to several factors including severe weather and the negative Easter shift and (2) a positive 70 basis point impact from the strike in Southern California. Excluding the stores positively impacted by the strike, comparable store sales increased 16.4% for the quarter.

    Net income for the quarter increased 38% to $35.3 million, or 3.9% of sales, from $25.6 million, or 3.5% of sales, in the prior year. Diluted earnings per share increased 32% to $0.54 from $0.41 in the prior year. Net operating profit after taxes (NOPAT) increased 37% to $37.2 million for the quarter. The Company's capital charge for the quarter was $29.5 million, resulting in Economic Value Added (EVA) of $7.7 million, an improvement of $5.0 million over the prior year.

    "We produced another quarter of outstanding results with strong sales, earnings and EVA improvement," said John Mackey, Whole Foods Market CEO, President, Chairman and Co-founder. "We are seeing great performance from all of our regions; however, we would like to highlight what we are seeing in Southern California post-strike. We estimate that we have retained approximately 30% of the sales we gained and maintained during the strike. As customers were newly introduced or were reintroduced to our stores, a significant percentage of them appeared to find it a more appealing shopping experience. We are very pleased with this level of retention, as we believe it points to the significant growing attraction of our store concept and therefore the customer opportunity that exists in our other markets across the country."

    For the twenty-eight week period ended April 11, 2004, sales increased 23% over the prior year to $2.0 billion, with sales in comparable stores increasing 15.8% and sales in identical stores increasing 15.5%. Net income year to date has increased 45% to $74.0 million, or $1.14 per share, from $51.2 million, or $0.83 per share in the prior year. Year to date, EVA has improved to $11.4 million from negative $782,000 in the prior year.



     Store returns for the second quarter:
                                                                         # of
                                             Average  Average   NOPAT    Comp
                                              Size     Comps    ROIC    Stores
    Stores over eight years old              27,300    15.1%     60%      63
    Stores between five and eight years old  30,900    14.3%     49%      25
    Stores between two and five years old    36,500    18.6%     25%      39
    Stores less than two years old
     (including relocations)                 35,200    28.1%     16%      15

    All stores in comparable store base      31,300    17.1%     37%     142
    All stores open at the end of the
     second quarter                          30,500              33%     156



    In the second quarter, gross profit increased 99 basis points to 35.5% of sales, and direct store expenses increased 49 basis points to 25.4% of sales, resulting in a 50 basis point increase in store contribution to 10.0% of sales. For the 142 stores in the comparable store base, gross profit improved 118 basis points to 35.7% of sales, and direct store expenses increased
31 basis points to 25.2% of sales, resulting in an 87 basis point increase in store contribution to 10.4% of sales. General and administrative (G&A) expenses increased 24% to $28.8 million, or 3.2% of sales, an improvement of two basis points as a percentage of sales.

    In the second quarter, the Company opened three new stores in New York, NY; Louisville, KY; and Colorado Springs, CO, ending the quarter with 156 stores totaling approximately 4.8 million square feet. Capital expenditures, excluding acquisitions, in the quarter were $70 million of which $46 million was for new store development. The Company produced cash flow from operations of $113 million during the quarter.

    Cash and cash equivalents, including restricted cash, totaled approximately $214 million at the end of the second quarter, and long-term debt, which includes $155 million in Zero Coupon Convertible Debentures, was approximately $177 million. On April 19, 2004, subsequent to the end of the quarter, the Company paid approximately $9 million to shareholders in its second $0.15 quarterly dividend. Moody's Investors Service recently upgraded the Company's credit ratings, and the Company's corporate rating is now Baa3, an investment grade rating.

    The Company is pleased to announce the recent signing of seven new store leases in Los Altos, CA; Miami, FL; Atlanta, GA; Chicago, IL; Portland, OR; Columbus, OH; and Fairfax, VA. The following table provides additional information about the Company's store development pipeline.



    Stores in development:                  5/4/04     5/7/03    % Change
    Number                                      46         27       70%
    Average size (gross square feet)        46,400     43,000        8%
        As a percentage of existing
         store average size                   152%       139%       ---
    Total square footage under
     development                         2,174,000  1,197,000       82%
        As a percentage of existing
         square footage                        46%        27%       ---



    Following are certain historical results as a percentage of sales for all stores for the last four fiscal years, the four-year average through fiscal year 2003, and year to date for the current fiscal year. This information is included in order to emphasize the general consistency of the Company's results as a percentage of sales over this period of time. Total sales growth, percent of sales from comparable stores, one-year comparable store sales increases and the sum of two years of comparable store sales increases (two-year comps) are also included.


                                                              4-Year    2004
                              2000    2001    2002    2003    Average    YTD

    Gross profit              34.5%   34.8%   34.7%   34.3%    34.5%    34.9%
    Direct store expenses     25.0%   25.3%   25.1%   25.2%    25.2%    25.3%
    Store contribution         9.4%    9.5%    9.6%    9.2%     9.4%     9.6%
    G&A (excl. goodwill
     amort.)                   3.3%    3.6%    3.6%    3.2%     3.4%     3.2%

    Sales growth              23.2%   23.6%   18.4%   17.0%    20.5%    22.5%
    % of sales from
     comp stores              86.3%   89.0%   90.1%   91.8%    89.7%    93.8%
    Comps                      8.6%    9.2%   10.0%    8.6%     9.1%    15.8%
    Two-year comps            16.3%   17.8%   19.2%   18.6%    18.0%    24.7%


    Goals for Fiscal Year 2004

    Due to the Company's strong 23% sales growth in the first half of the year, the Company is raising its expectation for total sales growth for fiscal year 2004 to the range of 18% to 22%. The Company expects weighted average year-over-year square footage growth for the year of 10%, including 41,000 square feet related to the expansion of six existing stores. Square footage growth is expected to be higher in the second half of the fiscal year as the Company opened four new stores in the first half of the year and expects to open nine to ten new stores, including a relocation of an existing store, in the second half of the fiscal year.

    The Company does not expect the comparable store sales increases produced in the first half of the year to continue. The Company expects comparable store sales growth for the second half of the year to be in the range of 10% to 12% reflecting a return to more normalized levels as well as the difficult Easter comparison in the third quarter, an expectation that some Southern California customers may return to their historical shopping patterns over time, and increasingly tougher year-over-year comparisons.

    The Company expects operating margin improvement in fiscal year 2004 primarily due to an increase in gross profit and a slight improvement in G&A as a percentage of sales. Pre-opening and relocation expense is expected to be in the range of $10 million to $12 million.

    Capital expenditures are expected to be at the high end of the $210 million to $240 million range for the year. The Company does not anticipate any borrowings on its $100 million credit line for the year. The Company expects interest expense, net of investment and other income, to be in the range of $2 million to $3 million.

    After producing higher-than-expected sales and earnings in the first quarter, the Company raised its fiscal year 2004 diluted earnings per share guidance to $1.93 to $2.02 from $1.88 to $1.96. Based on the higher-than-expected second quarter sales and earnings, the Company is again raising its fiscal year 2004 diluted earnings per share guidance to $2.03 to $2.10.

    The Company notes that in the third quarter of the prior year, it recognized a pre-tax gain included in investment and other income of approximately $3 million, or $0.03 in diluted earnings per share, related to the distribution of proceeds from the sale of Blooming Prairie Cooperative, a cooperative natural foods distributor in which the Company was a member.

    The Company is not prepared to issue fiscal year 2005 guidance at this time but emphasizes that comparisons will be especially difficult next year against the above-average results the Company has produced so far this year, including 23% sales growth, 15.8% comparable store sales growth and 38% earnings per share growth. As a result, the Company expects below-average increases in sales, comparable store sales and earnings in the first half of fiscal year 2005.

    Supplemental Information: The following pie chart depicts net income and certain expense categories, including salaries and benefits, as a percentage of sales for the twelve weeks ended April 11, 2004.


           http://www.wholefoodsmarket.com/investor/Q204chart.html


    About Whole Foods Market:

    Founded in 1980 in Austin, Texas, Whole Foods Market(R)
(www.wholefoodsmarket.com ) is the largest natural and organic foods retailer. The Company had sales of $3.1 billion in fiscal year 2003 and currently has 156 stores in the United States, Canada and the United Kingdom.

    The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward looking statements. These risks include but are not limited to general business conditions, the timely development and opening of new stores, the integration of acquired stores, the impact of competition, and other risks detailed from time to time in the Company's SEC reports, including the report on Form 10K for the fiscal year ended September 28, 2003. The Company does not undertake any obligation to update forward-looking statements.



     Whole Foods Market, Inc.
     Condensed Consolidated Income Statements (unaudited)
     (In thousands, except per share amounts)

                            Twelve weeks ended    Twenty-eight weeks ended
                          April 11,    April 13,    April 11,    April 13,
                            2004         2003         2004         2003

    Sales                 $902,141     $725,139   $2,020,289   $1,648,899
    Cost of goods sold
     and occupancy costs   582,239      475,190    1,315,242    1,084,380
      Gross profit         319,902      249,949      705,047      564,519
    Direct store expenses  229,469      180,896      511,365      414,440
      Store contribution    90,433       69,053      193,682      150,079
    General and
     administrative
     expenses               28,783       23,289       64,652       54,465
    Pre-opening and
     relocation costs        2,536        1,951        4,332        5,787
      Operating income      59,114       43,813      124,698       89,827
    Other income (expense):
    Interest expense        (1,859)      (2,021)      (4,337)      (4,586)
    Investment and other
     income                  1,503          817        2,967           97
      Income before income
       taxes                58,758       42,609      123,328       85,338
    Provision for income
     taxes                  23,504       17,043       49,332       34,135
      Net income           $35,254      $25,566      $73,996      $51,203

    Basic earnings per
     share                   $0.58        $0.44        $1.22        $0.88
    Weighted average
     shares outstanding     61,035       58,696       60,620       58,319

    Diluted earnings per
     share                   $0.54        $0.41        $1.14        $0.83
    Weighted average
     shares outstanding,
     diluted basis          67,579       65,140       67,039       64,910

    Dividends per share      $0.15         $---        $0.30         $---


     A reconciliation of the numerators and denominators of the basic and diluted earnings per share calculations follows (in thousands):

                            Twelve weeks ended     Twenty-eight weeks ended
                          April 11,    April 13,    April 11,    April 13,
                            2004         2003         2004         2003
    Net income (numerator
     for basic earnings
     per share)            $35,254      $25,566      $73,996      $51,203
    Interest on 5% zero
     coupon convertible
     subordinated
     debentures, net of
     income taxes            1,084        1,031        2,506        2,387
    Adjusted net income
     (numerator for
     diluted earnings
     per share)            $36,338      $26,597      $76,502      $53,590
    Weighted average
     common shares
     outstanding
     (denominator for
     basic earnings per
     share)                 61,035       58,696       60,620       58,319
    Potential common shares
     outstanding:
      Assumed conversion of
       5% zero coupon
       convertible
       subordinated
       debentures            3,281        3,285        3,282        3,285
      Assumed exercise of
       stock options         3,263        3,159        3,137        3,306
    Weighted average common
     shares outstanding and
     potential additional
     common shares
     outstanding
     (denominator for
     diluted earnings per
     share)                 67,579       65,140       67,039       64,910

    Basic earnings
     per share               $0.58        $0.44        $1.22        $0.88

    Diluted earnings
     per share               $0.54        $0.41        $1.14        $0.83


     Whole Foods Market, Inc.
     Condensed Consolidated Balance Sheets
     April 11, 2004 (unaudited) and September 28, 2003
     (In thousands)

    Assets
                                                      2004           2003
    Current assets:
    Cash and cash equivalents                       $196,391       $165,779
    Restricted cash                                   17,904            ---
    Trade accounts receivable                         61,748         45,947
    Merchandise inventories                          145,104        123,904
    Prepaid expenses and other current assets         33,134         28,054
      Total current assets                           454,281        363,684
    Property and equipment, net of accumulated
     depreciation and amortization                   810,735        718,240
    Long-term investments                                ---          2,206
    Goodwill                                         112,039         80,548
    Intangible assets, net of accumulated
     amortization                                     25,565         26,569
    Other assets                                      18,731          5,573
      Total assets                                $1,421,351     $1,196,820

    Liabilities and Shareholders' Equity
                                                      2004           2003
    Current liabilities:
    Current installments of long-term debt and
     capital lease obligations                       $10,262         $5,806
    Trade accounts payable                            91,757         72,715
    Accrued payroll, bonus and other benefits
     due team members                                 90,572         70,875
    Dividends payable                                  9,260            ---
    Other accrued expenses                           134,020         90,188
      Total current liabilities                      335,871        239,584
    Long-term debt and capital lease obligations,
     less current installments                       167,149        162,909
    Other long-term liabilities                       19,086         18,151
      Total liabilities                              522,106        420,644
    Shareholders' equity:
    Common stock, no par value, 150,000 shares
     authorized, 61,735 and 60,299 shares issued,
     61,539 and 60,070 shares outstanding in
     2004 and 2003, respectively                     490,251        423,297
    Accumulated other comprehensive income             2,082          1,624
    Retained earnings                                406,912        351,255
    Total shareholders' equity                       899,245        776,176
    Commitments and contingencies
      Total liabilities and shareholders' equity  $1,421,351     $1,196,820


     Whole Foods Market, Inc.
     Condensed Consolidated Statements of Cash Flows (unaudited)
     (In thousands)

                                                   Twenty-eight weeks ended
                                                    April 11,      April 13,
                                                      2004           2003
    Cash flows from operating activities:
    Net income                                       $73,996        $51,203
    Adjustment to reconcile net income to net
     cash provided by operating activities:
      Depreciation and amortization                   57,732         51,315
      Loss on disposal of fixed assets                 1,482            266
      Rent differential                                  122           (204)
      Change in LIFO reserve                           1,750          1,420
      Interest accretion on long-term debt             4,069          3,938
      Tax benefit related to exercise of employee
       stock options                                  18,563         18,238
      Impairment loss on long-term investments           479          1,412
      Issuance of common stock to 401(k) plan              6          3,119
      Cooperative patronage dividends received           ---          3,210
      Net change in current assets                   (38,174)       (25,661)
      Net change in current liabilities               77,330         31,868
    Net cash provided by operating activities        197,355        140,124

    Cash flows from investing activities:
      Development costs of new store locations       (80,726)       (46,254)
      Other property, plant and equipment
       expenditures                                  (58,612)       (46,528)
      Acquisition of intangible assets                   (49)        (6,372)
      Payments for purchase of acquired entities,
       net of cash acquired                          (20,392)           ---
      Increase in restricted cash                    (17,904)
      Increase in notes receivable                   (13,500)           ---
      Proceeds from sale of property, plant
       and equipment                                     ---          2,664
      Proceeds from conversion of long-term
       investments                                       ---          1,000
      Proceeds from the sale of long-term
       investments                                     1,815            ---
    Net cash used in investing activities           (189,368)       (95,490)

    Cash flows from financing activities:
      Payments on long-term debt and capital
       lease obligations                                 (97)          (535)
      Issuance of common stock                        31,801         37,151
      Dividends paid                                  (9,079)           ---
    Net cash provided by financing activities         22,625         36,616

    Cash flows from discontinued operations:
    Net cash provided by discontinued operations         ---          3,705

    Net increase in cash and cash equivalents         30,612         84,955
    Cash and cash equivalents at beginning of
     period                                          165,779         12,646
    Cash and cash equivalents at end of period      $196,391        $97,601

    Supplemental disclosures of cash flow information:
      Interest paid                                   $1,000         $1,393
      Federal and state income taxes paid             19,675          1,198
    Non-cash transactions:
      Common stock issued in connection with
       acquisition                                   $16,375           $---



    In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides information regarding EVA in the press release as additional information about its operating results. This measure is not in accordance with, or an alternative to, GAAP. The Company's management believes that this presentation provides useful information to management, analysts and investors regarding certain additional financial and business trends relating to the Company's results of operations and financial condition. In addition, management uses this measure for reviewing the financial results of the Company and for incentive compensation and capital planning purposes. The following table reflects reconciliations of GAAP information to non-GAAP financial measures:


                            Twelve weeks ended     Twenty-eight weeks ended
                          April 11,    April 13,    April 11,    April 13,
                             2004         2003         2004         2003

    GAAP Net income        $35,254      $25,566      $73,996      $51,203
    Provision for income
     taxes                  23,504       17,043       49,332       34,135
    Interest expense and
     other                   3,252        2,713        6,989        5,708
    NOPBT                   62,010       45,322      130,317       91,046
    Taxes (40%)            (24,804)     (18,128)     (52,127)     (36,418)
    NOPAT                   37,206       27,194       78,190       54,628
    Capital charge         (29,462)     (24,428)     (66,813)     (55,410)
    EVA                     $7,744       $2,766      $11,377        $(782)


    The following tables reflect the pro forma effects of recognizing compensation cost for stock options, as prescribed by Statement of Financial Accounting Standards ("SFAS") No. 123 and SFAS No. 148 utilizing the Black Scholes valuation method, on net income and diluted earnings per share for the twelve weeks ended:

                       April 11,       %      April 13,     %         %
                         2004        Sales      2003      Sales     Change

    Net income         $35,254       3.91%    $25,566      3.53%      38%
    After-tax pro
     forma expense      (4,323)      0.48%     (3,428)     0.47%      26%
    Pro forma net
     income            $30,931       3.43%    $22,138      3.05%      40%

    Dilution               12%                    13%

                        April 11,             April 13,               %
                          2004                  2003                Change

    Diluted EPS          $0.54                  $0.41                 32%
    After-tax pro
     forma expense       (0.06)                 (0.05)                20%
    Pro forma diluted
     EPS                 $0.48                  $0.36                 33%

    Dilution               11%                    12%

     Contact:  Cindy McCann
               VP of Investor Relations
               512.477.4455



SOURCE  Whole Foods Market, Inc.
    -0-                             05/04/2004
    /CONTACT: Cindy McCann, VP of Investor Relations of Whole Foods Market, Inc., +1-512-477-4455/
    /Web site:  http://www.wholefoodsmarket.com
                http://www.wholefoodsmarket.com/investor/Q204chart.html /
    (WFMI)

CO:  Whole Foods Market, Inc.
ST:  Texas
IN:  FOD REA SUP
SU:  ERN ERP CCA MAV